EXHIBIT 99.1

Frequency Electronics, Inc. Announces Third Quarter Fiscal Year 2012 Results

MITCHEL FIELD, N.Y., March 7, 2012 (GLOBE NEWSWIRE) -- Frequency Electronics, Inc. (Nasdaq:FEIM) reported revenues for the third quarter of fiscal 2012, which ended January 31, 2012, of $15.4 million, compared to $12.6 million for the same quarter of fiscal 2011. Revenues for the first nine months of fiscal 2012 were $46.4 million, compared to $37.3 million for the same period of the previous fiscal year.

The Company recorded operating profit of $1.9 million for the third quarter, compared to $796,000 in the third quarter of fiscal 2011. Operating profit for the first nine months of fiscal 2012 was $5.5 million, compared to $2.4 million in the first nine months of the prior fiscal year.

For the third quarter of fiscal 2012 net income was $1.1 million or $0.13 per diluted share, compared to net income of $508,000 or $0.06 per diluted share, for the same quarter of the prior year. For the first nine months of fiscal 2012 net income was $3.2 million or $0.37 per diluted share, compared to $1.3 million or $0.16 per diluted share for the first nine months of fiscal year 2011.

Chairman of the Board General Joseph Franklin made the following comments: "The results of this quarter demonstrate our solid growth and increasing profitability. For the trailing twelve months through January 2012, revenues were $62.4 million compared to $50.3 million for the trailing twelve months at this time last year, over 20% higher, and operating profits more than doubled. These gains are driven primarily by U.S. Government and commercial satellite business at FEI-NY. We also anticipate strong growth from our other U.S. Government/DOD business.  We are very pleased to have completed the acquisition of Elcom Technologies, Inc., announced after the end of the quarter.  We expect Elcom will add to our revenues and contribute to profitability in our next fiscal year and beyond. Elcom's synthesizer technology and Ka-band microwave expertise will help us increase the dollar value of our content on U.S. Government and commercial satellite payloads, today under $10 million to potentially over $25 million per single satellite."

Reports on the Company's major business areas:

-     Satellite Payloads: Revenues from space programs account for about half of the Company's total revenues. This year revenues from our space business continue to be derived approximately evenly from U.S. Government and commercial satellite programs. Based on the current backlog, we expect satellite payloads to be the Company's dominant business area in fiscal year 2012 and into fiscal year 2013.

-     U.S. Government/DOD non-satellite programs: Fiscal year 2012 revenues from this business area, which are generated by the FEI-NY and FEI-Zyfer segments, were comparable to the prior year representing approximately 20% of consolidated revenues. Based on the important applications of the Company's technologies for secure communications, high resolution radar, smart munitions, and electronic intelligence, we anticipate this business area to achieve significant future long-term growth.

-     Network infrastructure: Fiscal year 2012 revenues from this business area were lower than the prior year and represent less than 20% of consolidated revenues. Sales of the Company's US5G family of wireline synchronization products grew year-over-year, partially offsetting lower sales of wireless infrastructure products.

Reporting segments:

Reported segment revenues (in thousands):

	9 months ended		3 months ended
	January 31,		January 31,
	2012	2011	2012	2011
FEI-NY	$33,050	$23,080	$11,075	$7,913
Gillam-FEI	7,039	8,790	3,370	3,586
FEI-Zyfer	8,588	7,819	2,001	2,162
less intersegment revenues	(2,235)	(2,402)	(998)	(1,026)
Consolidated revenues	$46,442	$37,287	$15,448	$12,635

-       FEI-NY The FEI-NY segment includes revenues from satellite payloads, wireless telecommunications and U.S. Government/DOD non-space programs.

-       Gillam-FEI The Gillam-FEI segment includes revenues primarily from wireline telecommunications infrastructure and from other network management products

-       FEI-Zyfer The majority of FEI-Zyfer's sales are derived from U.S. Government/DOD programs and a family of commercial wireless products as well as sales and support of the US5G synchronization systems.

Chief Financial Officer Alan Miller commented on the Company's financial report: "Our increased profitability confirms the Company's operating leverage particularly in the FEI-NY segment. Consolidated gross margin rates exceeded 40% and operating income was greater than 10%, our targets at these revenue levels. Pretax income included our share of Elcom's results based on our minority ownership prior to the acquisition, as well as certain transaction costs related to the acquisition. The acquisition, completed after the end of the quarter, will be reflected in Frequency's financial statements at year end. We expect Elcom to be accretive in the next fiscal year."

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Wednesday, March 7, 2012, at 12:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The call will be archived on the Company's website through April 6, 2012. The archived call may also be retrieved at 1-877-660-6853 (domestic) or 1-201-612-7415 (international) using Passcodes (both are required for playback): Account: 286, Conference ID: 390459.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency control and synchronization products for space and terrestrial applications.  Frequency's products are used in commercial, government and military systems, including satellite payloads, C4ISR markets, missiles, UAVs, aircraft, GPS, secure radios, SCADA, energy exploration and wireline and wireless communication networks.  Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs.  The Company invests significant resources in research and development and strategic acquisitions world-wide to expand its capabilities and markets.

Frequency's Mission Statement: "Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 42 GHz, for space and other challenging environments."

Subsidiaries and Affiliates: Gillam-FEI provides expertise in wireline network synchronization and SCADA; FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Asia provides cost effective manufacturing and distribution capabilities in a high growth market.  Frequency's Morion affiliate supplies high-quality, cost effective quartz oscillators and components.  Elcom Technologies provides added resources for state-of-the-art RF microwave products.  Additional information is available on the Company's website: www.frequencyelectronics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

The Statements in this press release regarding the future constitute "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, inability to integrate operations and personnel, actions by significant customers or competitors, general domestic and international economic conditions, consumer spending trends, reliance on key customers, continued acceptance of the Company's products in the marketplace, competitive factors, new products and technological changes, product prices and raw material costs, dependence upon third-party vendors, competitive developments, changes in manufacturing and transportation costs, the availability of capital, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Statement of Operations

	Quarter Ended		Nine Months Ended
	January 31,		January 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
	(in thousands except per share data)
Revenues	$15,448	$12,635	$46,442	$37,287
Cost of Revenues	9,233	7,786	27,970	22,888
Gross Margin	6,215	4,849	18,472	14,399
Selling and Administrative	3,390	2,820	10,017	8,380
Research and Development	882	1,233	2,954	3,622
Operating Income	1,943	796	5,501	2,397
Interest and Other, Net	(369)	52	(537)	107
Income before Income Taxes	1,574	848	4,964	2,504
Income Tax Provision	500	340	1,770	1,160
Net Income	$1,074	$508	$3,194	$1,344

Net Income per Share:
Basic	$0.13	$0.06	$0.38	$0.16
Diluted	$0.13	$0.06	$0.37	$0.16
Average Shares Outstanding
Basic	8,323,912	8,262,713	8,319,740	8,249,225
Diluted	8,508,297	8,372,187	8,537,591	8,325,665

Frequency Electronics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	January 31,	April 30,
	2012	2011
	(in thousands)
ASSETS
Cash & Marketable Securities	$22,625	$20,632
Accounts Receivable	7,662	11,663
Costs and Estimated Earnings
in Excess of Billings, net	7,433	2,409
Inventories	31,072	28,172
Other Current Assets	4,022	4,860
Property, Plant & Equipment	6,623	7,163
Other Assets	14,690	14,932
	$94,127	$89,831
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$8,933	$7,386
Long-term Obligations and Other	10,838	10,910
Stockholders' Equity	74,356	71,535
	$94,127	$89,831
CONTACT: Alan Miller, CFO,
         or General Joseph P. Franklin, Chairman
         (516) 794-4500
         www.frequencyelectronics.com